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                                                                     EXHIBIT 5.1

                     [MORRISON & FOERSTER LLP LETTERHEAD]

                                  July 19, 2004

Lindows, Inc.
9333 Genesee Ave. 3rd Floor
San Diego, CA 92121

     Re: Registration Statement on Form S-1 (No. 333-114614)

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 (No. 333-114614) of Lindows, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission on April 20, 2004, and all amendments thereto (collectively, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 4,400,000 shares (the "Shares") of the Company's common stock, $.0001 par value per share. The Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.


     As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Shares.


     We are of the opinion that the Shares to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.


     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and the prospectus included therein.

                                        Very truly yours,

                                        /s/ Morrison & Foerster LLP
                                        Morrison & Foerster LLP